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                                                                       EXHIBIT G

                                 AMENDMENT NO. 7

                                       TO

                   SUBSCRIBERS' REGISTRATION RIGHTS AGREEMENT

                           DATED AS OF APRIL 16, 1997

         WHEREAS, Enhance Financial Services Group Inc., a New York corporation (the "Company"), and the other parties executing this Amendment on the signature page hereof (the "Amending Shareholders") are parties to a Subscribers' Registration Rights Agreement dated as of October 31, 1986, as amended (as so amended, collectively the "Agreement"); and

         WHEREAS, the Company and the Amending Shareholders deem it in the best interest of the Company and its shareholders for Swiss Reinsurance Company, a Swiss corporation ("SwissRe"), to purchase, pursuant to a Letter Agreement dated April 17, 1997 (the "Letter Agreement") among the Company, Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch") and SwissRe, an aggregate of 700,000 shares (the "Additional Shares") of the Company's common stock, par value $.10 per share, from Merrill Lynch connection with the sale by U S West Financial Services, Inc., a Colorado corporation ("USWFS"), to Merrill Lynch of call options to acquire from USWFS the USWFS Residual Shares (as defined in the Agreement). To induce SwissRe to purchase such Additional Shares, the Company and the Amending Shareholders, who own in the aggregate 100% of the Shares (as defined in the Agreement), desire to amend the Agreement in certain respects.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Except as otherwise expressly provided herein, capitalized terms used herein which are defined in the Agreement shall have the meanings specified for such terms in the Agreement (as amended by this Amendment No. 7).

         2. Reference herein to a specific sentence included in a Section of the Agreement shall be after giving effect to this Amendment No. 7.

         3. SwissRe and USWFS have been advised by the Company that neither The Manufacturers Life Insurance Company nor any entity it controls holds any Shares. Accordingly,





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                                                             PAGE 19 OF 22 PAGES

the Agreement is hereby amended to delete (i) references to the terms "ManuLife", "ManuLife DECS", "ManuLife Registrable Shares", "ManuLife Residual Shares", "Original ManuLife Shares" and "ManuLife Demand" wherever such terms appear in the Agreement and (ii) any provisions of the Agreement granting rights specifically to the holders of any such ManuLife Registrable Shares, Original ManuLife Shares or ManuLife Residual Shares (but without affecting the rights of any holder of SwissRe Shares or SwissRe Registrable Shares).

         4.  Section 1 of the Agreement is hereby amended by:

             (a) changing the definition therein of the terms "SwissRe Shares" and "USWFS Residual Shares" to read in their entirety, respectively, as follows:

              "'SwissRe Shares': The shares of Common Stock originally acquired by Swiss Reinsurance Company from (i) the Company and ManuLife (International) Limited (the "Seller") pursuant to the Stock Purchase Agreement dated as of February 9, 1996 among the Company, the Seller, The Manufacturers Life Insurance Company and Swiss Reinsurance Company (and any capital stock or other securities into which such Common Stock shall have been changed) and (ii) Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch") pursuant to the Letter Agreement dated April 17, 1997 among the Company, Merrill Lynch and Swiss Reinsurance Company (and any capital stock or other securities in to which such Common Stock shall have been changed)."

              "'USWFS Residual Shares': 828,197 shares of Common Stock that are Restricted Shares and owned by U S WEST Financial Services, Inc., a Colorado corporation ("USWFS") in connection with the issuance by U S WEST, Inc. of debt exchangeable for Common Stock owned by USWFS which continue to be held by USWFS (or any entity controlled by U S WEST, Inc.) after full payment of such USWFS DECS or after provision for full payment of such USWFS DECS has been made; or which are transferred to the holder of a Call Option pursuant to such Call Option (as such number may be adjusted as a result of any stock dividend, stock split, recapitalization, combination or exchange of shares, or consolidation or otherwise)."

              (b) adding the following capitalized terms in appropriate alphabetical sequence:

              "Call Option": A call option sold by USWFS or its affiliate providing for an option to acquire all or a portion of the USWFS Residual Shares.

              "Qualified Residual Offering": A registered offering of the USWFS Residual Shares which (i) is not an underwritten offering, (ii) is being made solely in order to enable a holder of a Call Option to transfer the USWFS Residual Shares received upon exercise of such Call Option to third parties from whom such holder of the Call Option has borrowed shares of the Company's Common Stock in order to satisfy such holder's obligations to return such borrowed shares to such third parties, provided that (x) such



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                                                             PAGE 20 OF 22 PAGES

         third parties are not and have not been affiliates of the Company and
         (y) such borrowed shares were not "Restricted Securities" within the meaning of Rule 144 under the Securities Act and were otherwise freely tradeable without registration under the Securities Act by such third parties and (iii) which is intended to be consummated prior to December 31, 1998.

         5.   Section 3 of the Agreement is hereby amended by:

              (a) deleting the first six sentences of Section 3(a) in their entirety and inserting the following language in lieu thereof:

                   "The holders of SwissRe Registrable Shares will be entitled to request two separate Demand Registrations with respect to SwissRe Registrable Shares (each, a or the "SwissRe Demand") (with respect to which the Company shall pay all Registration Expenses, provided that the Company shall be required to pay the Registration Expenses of not more than one Demand Registration for an offering that is an underwritten offering). In addition to the foregoing, USWFS (and any entities controlled by U S WEST, Inc. that hold USWFS Residual Shares) will be entitled to request one Demand Registration with respect only to the USWFS Residual Shares (the "Residual Demand"); provided, that notwithstanding anything to the contrary herein, the Company shall have no obligation to pay any Registration Expenses in connection with the Residual Demand; provided further, that, unless the Residual Demand is for a Qualified Residual Offering, if a SwissRe Demand has been previously requested pursuant to Section 3(b), the Residual Demand may not be made until the earlier of (i) six months after the effective date of the registration statement filed pursuant to such SwissRe Demand, or such longer period (not to exceed 8 months) as may be reasonably requested by the managing underwriter or underwriters of such offering so as not to adversely affect such offering or (ii) eighteen months from the date of such SwissRe Demand; and provided further, that, unless the Residual Demand is for a Qualified Residual Offering, the Residual Demand may not be made if one or both SwissRe Demands remain unexercised unless each holder of USWFS Residual Shares who intends to make such Residual Demand (collectively, a "Residual Holder") has complied with the procedures set forth in the following two sentences. Any Residual Holder who intends to make the Residual Demand for a registered offering which is not a Qualified Residual Offering at the time that one or both SwissRe Demands remain unexercised shall give the holders of SwissRe Registrable Shares at least 30 days prior written notice thereof, during which period such holders of SwissRe Registrable Shares shall have the option, in their discretion (exercisable by the holders of at least a majority of the SwissRe Registrable Shares), to either (i) consent in writing to the making of such Residual Demand or (ii) make a SwissRe Demand. In the event the holders of at least a majority of the SwissRe Registrable Shares so make a SwissRe Demand, the right of such Residual Holder to make the Residual Demand shall be suspended for






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                                                             PAGE 21 OF 22 PAGES


              a period equal to the shorter of (x) six months after the effective date of the registration statement filed pursuant to such SwissRe Demand, or such longer period (not to exceed 8 months) as may be reasonably requested by the managing underwriter or underwriters of such offering so as not to adversely affect such offering or (y) eighteen months from the date of the SwissRe Demand."

              (b) deleting the last sentence of Section 3(d) and inserting the following language in lieu thereof:

              "The Company represents and covenants that it has not granted, except to the holders of Registrable Shares pursuant to this Agreement, and except as to such registration right granted to Duncan Property Development Ltd., as to which Swiss Reinsurance Company and USWFS have, in their capacity as the holders of Registrable Shares, waived their piggyback registration rights, and shall not grant, (i) demand registration rights to any Person unless such Person shall agree (1) that its right to exercise such demand registration rights is subject to the same conditions as set forth in the second and third provisos to the second sentence of Section 3(a) hereof with respect to the Residual Demand and (2) that holders of Registrable Shares hereunder will have piggyback registration rights in respect of any registration effected pursuant to such Person's demand to the same extent as though such demand were a Demand Registration hereunder, (ii) piggyback registration rights to any Person that are inconsistent with Section 3(d) hereof or (iii) any registration rights to any Person which would diminish or restrict the rights of holders of Shares under, or otherwise conflict or be inconsistent with, the provisions of this Agreement."; and

         6. This Amendment No. 7 shall become effective upon execution and delivery of the Letter Agreement by the parties thereto, and the performance of the transactions contemplated thereby.

         7. The Agreement shall, except as amended hereby, continue in full force and effect.

         8. This Amendment No. 7 may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.





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                                                             PAGE 22 OF 22 PAGES

         IN WITNESS WHEREOF, each party hereto has executed this Amendment No. 7 by its duly authorized officer as of the date first written above.

                        ENHANCE FINANCIAL SERVICES GROUP INC.



                        By  /s/ Samuel Bergman
                          ________________________________________________

                          Name:  Samuel Bergman
                          Title: Executive Vice President


                        Amending Shareholders
                        ---------------------

                        SWISS REINSURANCE COMPANY



                        By  /s/ Peter P. Hugle
                          ________________________________________________

                          Name:  Peter P. Hugle
                          Title: Member of Executive Board and CIO



                        By  /s/ Adrian Sulzer
                          ________________________________________________

                          Name:  Adrian Sulzer
                          Title: Member of Senior Management



                        US WEST FINANCIAL SERVICES, INC.



                        By  /s/ Richard A. Post
                          ________________________________________________

                          Name:  Richard A. Post
                          Title: President




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